EXHIBIT 99.1

NEWS RELEASE
For Release: Thursday, April 14, 2005, 3:05 pm Central Time	Contact: Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FIRST QUARTER RESULTS

Net sales increase 63% from Q1 of 2004 to record $7.3 million.

        MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) today announced record quarterly net sales in its results for the first quarter ended March 31, 2005.

        Net sales during the first quarter were $7,274,000, an increase of 63% from net sales of $4,459,000 in the first quarter of 2004. The primary contributor to the 63% increase in sales was the D-Stat Dry hemostatic bandage, which the company launched in September 2003 for the topical control of bleeding in interventional procedures. Growth in first quarter sales also benefited from increasing sales of both the Pronto extraction catheter, which the company launched in January 2004 for the intra-arterial removal of thrombus, and the Vari-Lase endovenous laser console, which the company launched in January 2004 for the treatment of varicose veins. In total, over 75% of net sales in the first quarter came from sales of five new products that Vascular Solutions has launched in the U.S. since 2003.

        The company’s net loss for the first quarter was $289,000 or $0.02 per share, improving from a net loss of $1,499,000 or $0.11 per share in the first quarter of 2004. During the first quarter the company incurred $486,000 in expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products. The thrombin qualification work and expenses are expected to be completed by the end of 2006. Excluding these thrombin qualification expenses, the company achieved adjusted net income of $197,000 in the first quarter.

        “The first quarter continued our rapid sales ramp from new clinically-based interventional medical devices developed, manufactured and sold by Vascular Solutions,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “Following record sales in every quarter of 2004, our direct sales force increased sales sequentially by over $500,000, or 8%, in the first quarter to achieve another new sales record. Looking forward, we expect to continue to set new quarterly sales records each quarter for the foreseeable future, and we expect to become profitable on an overall basis starting in the second quarter.”

        Net sales of the D-Stat Dry product line were $3,133,000 during the first quarter, an increase of 20% sequentially from the fourth quarter. A total of 435 accounts in the U.S. purchased the D-Stat Dry in the first quarter, with an increasing re-order rate of 79%. “In the first quarter we re-emphasized growth in our D-Stat Dry business, and our sales force responded,” commented Mr. Root. “With the growth in the patch market and the clinical superiority of the D-Stat Dry, we believe that we can continue to grow sales throughout 2005.”

        The 3x3 version of the D-Stat Dry, which is designed for use in trauma indications, continues to proceed through clinical evaluations and discussions with potential corporate distribution partners. “During the first quarter we responded to a request by a potential corporate partner to conduct a new clinical evaluation at several emergency room departments in hospitals selected by them,” commented Mr. Root. “This evaluation is beginning, and we expect to demonstrate the clinical utility in this evaluation just as we have previously demonstrated the clinical utility in several other trauma center clinical evaluations.”

        Net sales of the Pronto extraction catheter totaled $1,281,000 in the first quarter, an increase of 18% sequentially from the fourth quarter. “The Pronto continues to show its clinical utility and ease of use advantages over competitive thrombectomy devices,” commented Mr. Root. “We remain on track to launch the next version of the Pronto in the second half of 2005, which we expect will substantially increase our sales ramp in this $100 million annual thrombus extraction market opportunity. We also have completed development of a version of the Pronto for the treatment of hemodialysis grafts that should launch during the second half of 2005.”

        Net sales of the Vari-Lase endovenous laser product line were $892,000 in the first quarter. “We continue to see good growth potential in both the near term and the long term with the Vari-Lase product line,” commented Mr. Root. “With several new Vari-Lase product iterations scheduled for launch by the end of 2005, and with Vascular Solutions having the largest direct sales force in the endovenous laser market, we expect to see both increased market share and market growth with our Vari-Lase product line throughout 2005.”

        Regarding the Vari-Lase product line, on April 12, 2005 an order was entered in the Markman claim construction portion of the patent lawsuit between Diomed and Vascular Solutions. In the order, the court ruled that to violate the single Diomed patent at issue required deliberately putting the uncoated tip of a laser fiber in physical contact with the wall of the vein, required drainage of blood from the vein, required compression of the vein, and required maintaining vein wall contact as the laser energy is delivered. “Since our Vari-Lase procedure has never incorporated these steps, this ruling strengthens our view that the patent lawsuit is without merit and should be dismissed on summary judgment,” commented Mr. Root.

        Net sales of the Duett sealing device product line totaled $1,258,000 in the first quarter of 2005. “We continue to support and ‘harvest’ our Duett product line, and our direct sales force has maintained the majority of our long-time Duett customers, with essentially no sequential decline in Duett net sales from the fourth quarter,” commented Mr. Root.

        Net sales of the D-Stat Flowable hemostat increased to $461,000 in the first quarter of 2005, a new quarterly sales record and an increase of 18% from $389,000 in the fourth quarter. In the Pocket Protector clinical study of the use of the D-Stat Flowable hemostat in prepectoral pockets associated with pacemaker and ICD implants, the recently completed and adjudicated data demonstrated a statistically significant reduction in the incidence of hematoma formation with the D-Stat Flowable as compared to the control treatment. “We are very happy with the results of this 269 patient randomized clinical study, and we intend to submit our PMA for the prepectoral indication with the FDA by the end of the second quarter,” commented Mr. Root. “We believe that the market opportunity for the use of D-Stat Flowable to prevent pocket hematomas is in excess of $10 million annually and should be available to us starting in 2006.”

        Overall gross margin across all products was 72% in the first quarter, benefiting from the higher gross margins and increasing sales of the D-Stat Dry and Pronto product lines.

        The company also provided an update on its progress in the development and launch of new interventional medical devices. “In the second half of 2005 we expect to launch three new products, in addition to the Max-Support belt that we launched in January,” commented Mr. Root. During the third quarter of 2005, we expect to launch the Skyway and TwinPass catheters, two specialty catheters for Interventional cardiology procedures with potential annual sales in excess of $1 million each. In the third quarter we also expect to launch the ThrombiGel hemostatic foam pad, a resorbable version of the D-Stat Dry. Beyond these three new products, we also have an internally-generated new product that we expect to launch by the end of 2005 for a clinical application within the fast growing chronic total occlusion market, which we will discuss more once we complete our patent application.”

        During the first quarter, the company incurred $486,000 of expenses related to the development and qualification of a new source of thrombin for use in its D-Stat Dry, D-Stat Flowable, Duett and other hemostatic products. “We remain on plan to qualify and receive approval for our new thrombin by the first quarter of 2007 which should allow us to participate directly in the $200 million annual market for thrombin and thrombin-based surgical hemostats,” Mr. Root commented.

Conference Call & Webcast Information

        Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, April 28th by dialing 1-800-642-1687 and entering conference ID # 5272895. A recording of the call will also be archived on the investor relation’s portion of the Company’s web site, www.vascularsolutions.com until Thursday, April 28th. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31,
	2005	2004
	(unaudited)

Net sales	$7,274	$4,459
Cost of goods sold	2,058	1,416
Gross profit	5,216	3,043

Operating expenses:
Research and development	880	988
Clinical and regulatory	442	389
Sales and marketing	3,090	2,601
General and administrative	587	522
Thrombin qualification	486	—
Amortization of purchased technology	54	54

Operating loss	(323)	(1,511)
Interest income	34	12
Net loss	$(289)	$(1,499)

Basic and diluted net loss per share	$(.02)	$(.11)
Shares used in computing basic and diluted net loss
per share	14,374	13,226

VASCULAR SOLUTIONS,INC.
CONDENSED BALANCE SHEETS

	March 31, 2005 (unaudited)	December 31, 2004 (Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$7,248	$7,184
Accounts receivable, net	3,830	3,534
Inventories	3,292	3,659
Prepaid expenses	484	588

Total current assets	14,854	14,965
Property and equipment, net	1,370	1,374
Intangible assets	428	483

Total assets	$16,652	$16,822

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Total current liabilities	$3,201	$3,132
Shareholders' equity:
Total shareholders' equity	13,451	13,690

Total liabilities and shareholders' equity	$16,652	$16,822

Note 1: Derived from the audited balance sheet at that date.

Use of Non-GAAP Measures

        Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company estimates that the development and qualification of this new supply of thrombin will take approximately two years to complete, with estimated expenditures through the end of 2006 expected to be approximately $3.7 million in operating expenses, $3.0 million in inventory purchases (in addition to inventory purchased from the current supplier of thrombin) and $0.4 million in capital equipment purchases. Management believes that although the qualification expenses are a recurring cost it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future. Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the thrombin qualification expenses as well as the related inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to the qualification of its new thrombin supply. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

        Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the mechanical extraction of soft thrombus and the Langston™ dual lumen catheter for the measurement of aortic stenosis. The Company’s other major products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures, the D-Stat® Flowable hemostat for the local management of active bleeding, and the Acolysis® intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

        The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

        For further information, connect to www.vascularsolutions.com.

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